CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Real Assets Fund, Inc. of our report dated February 19, 2021, relating to the financial statements and financial highlights, which appears in T. Rowe Price Real Assets Fund, Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 28, 2021